EXHIBIT 5.1
                               Opinion of Counsel







































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                                   June 14, 1995


Apple Computer, Inc.
1 Infinite Loop
Cupertino, California  95014

     Re:  Registration Statement on Form S-8
          for 3,000,000 Employee Stock Purchase Plan Shares

Ladies and Gentlemen:

      I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about June 15, 1995 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 additional shares (the "Shares") of Apple Computer, Inc.'s Common Stock, no par value, authorized for issuance under the Employee Stock Purchase Plan (the "Plan"). As counsel in connection with this transaction, I have examined the proceedings taken, and I am familiar with the proceedings proposed to be taken, in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is my opinion that, when issued and sold in the manner described in the Plan and pursuant to the subscription agreements under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.


                                   Very truly yours,

                                   /s/ Susan L. Thorner

                                   Susan L. Thorner
                                   Senior Counsel










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